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                                                                     Exhibit 2.3

                            SHARE PURCHASE AGREEMENT

                                  by and among

                                   LUKE HELMS,

                                  INDER SINGH,

                            QUINTANT SERVICES LIMITED

                                       And

                                iGATE CORPORATION

                             _______________________

                               Dated July 30, 2003
                             _______________________




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                            SHARE PURCHASE AGREEMENT

       This SHARE PURCHASE AGREEMENT (this "Agreement") is made on this the 30/th/ day of July, 2003:

                                  BY AND AMONG

Inder Singh, a national of the United States of America, aged 54 years and residing at 1442, Reliez Valley Road, Lafayette, CA 94549, USA ("IS");

Luke Helms, a national of the United States of America, aged 59 and residing at 9701, E. Happy Valley Road #8, Scottsdale, AZ 85255, USA ("LH", and LH and IS, together, the "Selling Shareholders");

Quintant Services Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended (the "Companies Act") and having its registered office at 93/A, 4th B Cross, 5th Block, Industrial Area, Koramangala, Bangalore 560 095, Karnataka, India ("Company"); and

iGATE Corporation, a Pennsylvania corporation with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA ("iGATE" or the "Purchaser").

                                    RECITALS

A. WHEREAS, the Company is, directly and through its subsidiaries, engaged in the business of offering financial services business process outsourcing (the "Company Business");

B. WHEREAS, Thirteen Thousand Three Hundred and Thirty-Three (13,333) ADRs of the Company are held by IS directly, or by the Bank of New York, a banking corporation established under the laws of the State of New York, and having its principal corporate trust office at 101, Barclay, New York, New York 10286, USA, ("BONY") in trust for the benefit of IS, pursuant to the escrow and voting agreement dated January 23, 2003 entered into among, AS, KM, IS, LH, the Company and BONY, (the "BONY Escrow Agreement" and such ADRs, the "IS ADRs");

C. WHEREAS, One Thousand Six Hundred and Sixty-Seven (1,667) ADRs of the Company are held by LH directly, or by BONY in trust for the benefit of LH, pursuant to the BONY Escrow Agreement ("LH ADRs" and together with the IS ADRs, the "Sale ADRs");

D. WHEREAS, iGATE Global Solutions Limited, a company incorporated under the Companies Act and having its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India

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       ("iGATE Global") has entered into certain agreements with T. G. Ramesh, an Indian national aged 36 years residing at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, Karnataka, India ("TGR"), GMR Infrastructure Limited, a company incorporated under the Companies Act and having its registered office at 6-3-866/ G2, Greenlands, Begumpet, Hyderabad - 500 016, Andhra Pradesh, India ("GMR") and PM Ventures Private Limited, a company incorporated under the Companies Act and having its registered office at SKIP House, 25/1 Museum Road, Bangalore 560 025, Karnataka, India ("PM Ventures"), relating to the purchase of the fully paid up Shares held by each of such parties.

E. WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to acquire from the Selling Shareholders, the Sale ADRs, upon the terms and subject to the conditions contained in this Agreement.

       NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, each of the Purchaser, the Selling Shareholders and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       1.1 Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

       "Action" means any claim, demand, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment, fine, penalty, inquiry or judgement, administrative or judicial, at law or in equity;

       "ADRs" means American Depositary Receipts issued pursuant to the Deposit Agreement, each of which represents one (1) underlying Share;

       "Affiliate" with respect to a specified Person, means any other Person
(a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such a Person or their Affiliate; provided, however, that, for purposes of this definition, the terms "controlling", "controlled by" or "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

       "Agreement" has the meaning assigned to such term in the preamble to this Agreement;

       "Beneficiary" has the meaning assigned to such term in Section 9.3(a);

       "BONY" has the meaning assigned to such term in Recital B;

       "BONY Escrow Agreement" has the meaning assigned to such term in Recital
B;

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       "Closing" has the meaning assigned to such term in Section 3.1;

       "Closing Date" has the meaning assigned to such term in Section 3.1;

       "Companies Act" has the meaning assigned to such term in the preamble to this Agreement;

       "Company" has the meaning assigned to such term in the preamble to this Agreement;

       "Company Assets" means the assets, properties, rights and interests of every kind, nature and description, tangible or intangible, and wherever situated and by whomsoever possessed or held, that are owned, used, occupied or held by or for the benefit of the Company or any of its subsidiaries;

       "Company Business" has the meaning assigned to such term in Recital A to this Agreement;

       "Continuing Founders" means each of Phaneesh Murthy, a national of the United States of America aged 39 years residing at 33245, Lark Way, Fremont California 94555 USA ("PM"), Amit Sethi, an Indian national aged 41 years residing at 34276, North Wind Terrace, Fremont California 94555 USA ("AS") and Kanth Miriyala, an Indian national aged 38 years residing at 499 Quail Drive, Naperville, IL 60565 USA ("KM");

       "Contract" means any contract, agreement, commitment, obligation, undertaking or understanding, including, without limitation, any note, bond, mortgage, indenture, license or lease;

       "Damages" means all or any damages, claims, penalties, fines, costs, amounts paid in settlements, liabilities (including liabilities for Taxes and liabilities and costs associated with the release or discharge of any Encumbrances), obligations, losses and expenses, and fees, including, without limitation, court costs, attorney's fees, disbursements and expenses in relation thereto;

       "Depository" means the Deutsche Bank Trust Company Americas, acting through its office at 60 Wall Street, New York, New York, 10005, USA;

       "Deposit Agreement" means the deposit agreement dated January 23, 2003 among the Company, the Depository, and the holders, owners and beneficial owners of restricted ADRs;

       "Dispute" has the meaning assigned to such term in Section 10.3;

       "Encumbrances" means any mortgage, right of way, pledge, equitable interest, prior assignment, hypothecation, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, easement, encroachment or other similar condition, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

       "Escrow Termination Agreement" means the agreement terminating the BONY Escrow Agreement to be entered into among AS, KM, IS, LH, the Company and BONY containing such terms as are mutually acceptable to the parties thereto;

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       "GMR" has the meaning assigned to such term in Recital D;

       "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof, or any municipality, district or other subdivision thereof;

       "iGATE" has the meaning assigned to such term in the preamble to this Agreement;

       "iGATE Global" has the meaning assigned to such term in Recital D;

       "IS" has the meaning assigned to such term in the preamble to this Agreement;

       "IS ADRs" has the meaning assigned to such term in Recital B;

       "Law" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority;

       "LH" has the meaning assigned to such term in the preamble to this Agreement;

       "LH ADRs" has the meaning assigned to such term in Recital C;

       "Material Adverse Effect" means a material adverse effect (a) on the business, condition (financial or otherwise), liabilities, assets or operations (or the results of operations) of the Company or the Company Business, or (b) on the ability of the Selling Shareholders or the Company to consummate the transactions contemplated by the Transaction Documents;

       "Outside Date" has the meaning assigned to such term in Section 8.1(b);

       "Party" means party to this Agreement;

       "Person" means any individual, sole proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, Governmental Authority, association or trust or any other entity or organisation;

       "PM Ventures" has the meaning assigned to such term in Recital D;

       "Purchase Price" has the meaning assigned to such term in Section 2.2;

       "Purchaser" has the meaning assigned to such term in the preamble to this Agreement;

       "Relative" has the meaning assigned to such term in the Companies Act;

       "Sale ADRs" has the meaning assigned to such term in Recital C to this Agreement;

       "Selling Shareholders" has the meaning assigned to such term in the preamble to this Agreement;

       "Share" means an equity share of the Company of par value Rs. 10;

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       "Shareholders Agreement" means the shareholders agreement dated January
24, 2003 by and among IS, LH, the Continuing Founders, TGR, GMR, PM Ventures and the Company, and the amendment agreement dated January 24, 2003 among the same parties;

       "Tax" shall mean, without limitation, all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any Governmental Authority together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;

       "Termination Agreement" means the Agreement, in the form attached hereto as Exhibit A, terminating the Shareholders Agreement;

       "TGR" has the meaning assigned to such term in Recital D;

       "Third Party Claim" has the meaning assigned to such term in Section 9.3(a);

       "Transaction Documents" means this Agreement and all the deeds, agreements, certificates, guarantees, documents and instruments contemplated by this Agreement; and

       1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

       1.3 Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, (a) all references to Articles, Sections, paragraphs, clauses, Exhibit and Schedules are to Articles, Sections, paragraphs, clauses, Exhibit and Schedules in this Agreement; and (b) the terms "herein," "hereof," "hereto", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole.

       1.4 Schedules. The Schedules and Exhibit to this Agreement, as listed below, form an integral part of this Agreement:

              Schedules         Description

              Schedule 4.1      Number of ADRs owned by each Selling Shareholder
              Exhibit A         Form of Termination Agreement

                                   ARTICLE II
                            SALE AND PURCHASE OF ADRs

       2.1 Purchase of Sale ADRs. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Shareholders the Sale ADRs, free and clear of any Encumbrances.

       2.2 Purchase Price and Payment. In full consideration of the purchase of the Sale ADRs by the Purchaser from the Selling Shareholders, the Purchaser shall pay at the

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Closing, to the Selling Shareholders, in cash, a total purchase price of United
States Dollars Nine Hundred Thousand (US$ 900,000) (the "Purchase Price") to be divided between the Selling Shareholders in the following percentage:

       IS      :     United States Dollars Eight Hundred Thousand (US$ 800,000)

       LH      :     United States Dollars One Hundred Thousand (US$ 100,000)

       The cash payment pursuant to this Section 2.2 shall be made in immediately available funds by bank wire transfer to such accounts designated in writing for this purpose by each Selling Shareholder at least two business days prior to the Closing Date.

       2.3    Stamp Duty and Capital Gains.

              (a) Any stamp duty imposed under applicable Laws relating to the sale of the Sale ADRs from the Selling Shareholders to the Purchaser shall be paid by the Purchaser; and

              (b) Any Tax payable under applicable Laws, including as a result of capital gains, if any, as a result of the sale to the Purchaser of the Sale ADRs shall be paid by the Selling Shareholders.

                                   ARTICLE III
                             CLOSING AND DELIVERIES

       3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale by the Selling Shareholders of the Sale ADRs to the Purchaser (the "Closing") shall take place two (2) business days after the date on which all of the conditions set forth in Article VII are satisfied or otherwise waived in accordance with the terms of this Agreement or on such other later date as is unanimously agreed among the Purchaser and the Selling Shareholder in writing. The date on which the Closing occurs shall be referred to in this Agreement as the "Closing Date". The Closing shall take place at such place and at such time as may be mutually agreed upon by the parties.

       3.2 Deliveries by the Selling Shareholders. At or prior to the Closing, in addition to such other actions as may be provided for herein, the Selling Shareholders shall deliver or cause to be delivered to the Purchaser good and sufficient certificates for the Sale ADRs, duly assigned in blank or accompanied by duly executed blank stock powers.

       3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholders, the following:

              (a)   The Purchase Price payable pursuant to Section 2.2; and

              (b) The certificate required to be delivered by the Purchaser pursuant to Section 7.2(d).

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                                   ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING SHAREHOLDERS

       4.1 Representations and Warranties of Selling Shareholders. Each Selling Shareholder hereby represents and warrants severally to and for the benefit of the Purchaser, on the date hereof and as of the Closing Date, that:

       (a) Title to Sale ADRs. Each of the Selling Shareholders owns, beneficially, legally and of record, the number of ADRs set forth opposite their respective names on Schedule 4.1, free and clear of all Encumbrances except under the Shareholders Agreement and the BONY Escrow Agreement (whereby ADRs were issued to BONY to be held in trust for the benefit of the Selling Shareholders pursuant to the BONY Escrow Agreement). At the Closing, the Purchaser will acquire good and valid title to the Sale ADRs, free and clear of any Encumbrances.

       (b) Authority; Execution. Each of the Selling Shareholders has full power and authority to execute and deliver the Transaction Documents, to perform their respective obligations and to consummate the transactions contemplated by the Transaction Documents. Each of the Transaction Documents have been duly and validly executed and delivered by each of the Selling Shareholders and constitute a valid and binding obligation of each of the Selling Shareholders and will be enforceable against each of the Selling Shareholders in accordance with their respective terms.

       (c) Incorporation of the Company. The Company is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently conducted.

       (d) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or other person are necessary in connection with (i) the execution and delivery by each of the Selling Shareholders of any of the Transaction Documents, (ii) the performance by each of the Selling Shareholders of its obligations under the Transaction Documents and (iii) the consummation by each of the Selling Shareholders of the transactions contemplated by the Transaction Documents.

       4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to and for the benefit of the Purchaser, on the date hereof and as of the Closing Date, that:

       (a) Authority; Execution. The Company has full power and authority to execute and deliver the Transaction Documents, to perform its obligations and to consummate the transactions contemplated by the Transaction Documents. Each of the Transaction Documents have been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and will be enforceable against the Company in accordance with their respective terms.

       (b) Incorporation of the Company. The Company is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently conducted.

       (c) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or other person are necessary in connection with (i) the execution and delivery by the Company of any of the Transaction Documents, (ii) the performance by the Company of its obligations under the Transaction Documents and (iii) the consummation by the Company of the transactions contemplated by the Transaction Documents.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser hereby represents and warrants to and for the benefit of the Selling Shareholders, on the date hereof and as of the Closing, that:

       5.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has full corporate power and authority to carry on its business as it is now being conducted.

       5.2 Authority; Execution. The Purchaser has full power and authority to execute and deliver the Transactions Documents, and subject to the receipt of the approval of its board of directors, to perform its obligations under the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. Subject to the receipt of the approval of its board of directors, the execution and delivery by the Purchaser of each of the Transaction Documents, the performance by the Purchaser of its obligations pursuant to the Transaction Documents and the consummation by the Purchaser of the transactions contemplated by the Transaction Documents have been duly and validly authorized and approved by all requisite action on the part of the Purchaser. Each of the Transaction Documents have been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each of the Company and the Selling Shareholders, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

       5.3 No Violation. Neither the execution and delivery of any of the Transaction Documents by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated pursuant to the Transaction Documents, nor compliance by the Purchaser with any of the terms or provisions contained in the Transaction Documents, will (a) violate any provisions of the charter documents of the Purchaser, or (b) violate any Law applicable to the Purchaser.

       5.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by the Purchaser of any of the Transaction Documents, (b) the performance by the Purchaser of its obligations under the Transaction Documents and (c) the consummation by the Purchaser of the transactions contemplated by the Transaction Documents.

       5.5 Brokers, Finders and Agents. The Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

       5.6 Full Disclosure. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                   ARTICLE VI
                 PRE-CLOSING, CLOSING AND POST-CLOSING COVENANTS

       6.1   Agreement to Comply.

             (a) Each Party will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other Party's obligations hereunder.

             (b) Each Party will give the other Parties prompt written notice of any material change in any of the information contained in the representations and warranties made in this Agreement that occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties will not relieve such Party of any obligations or liabilities hereunder if such material changes result in a breach of the representations and warranties contained in this Agreement.

       6.2 No Solicitation. From the date hereof through and until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, none of the Company, the Selling Shareholders or any of their respective employees, officers, agents, advisors or representatives shall, directly or indirectly, do any of the following without the prior written consent of the
Purchaser:

             (a) entertain, solicit, initiate, discuss or encourage any inquiries, proposals or offers or indications of interest from any Person other than the Purchaser relating to any acquisition of all or any part of the Sale ADRs or all or substantially all of the Company Assets or the Company Business or a merger involving the Company. The Company and the Selling Shareholders agree to promptly notify the Purchaser if any such proposal or offer or any inquiry or contact with any Person with respect to any of the foregoing is sought to be made; and

             (b) with respect to any effort or attempt by any other Person to do or attempt to do anything contemplated by Section 6.2(a), (i) participate in any discussions or negotiations; (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, the Company, the Company Assets or the Company Business; or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

       6.3 Press Releases and Disclosure. Except as otherwise required by Law, none of the Selling Shareholders or the Company (nor any of their respective Affiliates) shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise disclose this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby to any third party (other than the attorneys, advisers and accountants to the parties to this Agreement) without the written consent of the Purchaser. If any of the Selling Shareholders or the Company is required by

Law to issue or cause the issuance of any public announcement or other communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, such party shall to the fullest extent possible notify the Purchaser in writing at least two (2) business days prior to such announcement or communication and such parties shall be given the opportunity to comment on such announcement or communication prior to its release.

       6.4 Further Assurances. The Selling Shareholders will use their best efforts to implement the provisions of the Transaction Documents, and for such purpose the Selling Shareholders, at the request of the Purchaser, at or for a period of fifteen (15) days after the Closing, will, without further consideration, take all such actions as the Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and other Transaction Documents or to more effectively transfer, convey and assign to the Purchaser good and marketable title to the Sale ADRs, free and clear of all Encumbrances. The Purchaser will use its best efforts to take all such other actions as the Selling Shareholders may reasonably deem desirable to implement any provision of this Agreement.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

       7.1 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction or the written waiver by the Purchaser, on or prior to the Closing Date, of each of the following conditions:

             (a) Representations and Warranties. Each of the representations and warranties of the Selling Shareholders made in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects as of the Closing Date.

             (b) Covenants. Each of the Selling Shareholders shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by each such Party at or prior to the Closing Date.

             (c) Material Adverse Effect. Since the date hereof, there shall have occurred no event which has had or which could reasonably be expected to have a Material Adverse Effect and there shall have been no discovery of any such event.

             (d) No Proceeding, Litigation or Order. To the knowledge of the Selling Shareholders, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

             (e) Acquisition of Shares held by GMR and PM Ventures. iGATE Global shall have completed the acquisition of the Shares owned by GMR and PM Ventures pursuant to the terms of the share purchase agreement dated the date hereof among iGATE Global, GMR, PM Ventures and the Company.

             (f) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

             (g) Termination of Registration Rights Agreement. The Registration Rights Agreement among the Company, Swarna Murthy (as custodian for Mukul Murthy and Nirav Murthy), AS, LH, IS and KM, dated January 27, 2003 shall have been terminated pursuant to an agreement containing such terms as are mutually acceptable to the parties such agreement.

       7.2 Conditions to the Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions provided for by this Agreement are subject to the satisfaction by the Purchaser or the written waiver by the Selling Shareholders, on or prior to the Closing Date, of each of the following conditions:

             (a) Representations and Warranties. Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct both on the date hereof and as of the Closing Date.

             (b) Covenants. Purchaser shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by it at or prior to the Closing Date in all material respects.

             (c) No Proceeding, Litigation or Order. To the knowledge of the Purchaser, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted against the Purchaser and not settled or otherwise terminated.

             (d) Certificate of the Purchaser. At the Closing, the Purchaser shall have delivered to the Selling Shareholders a certificate executed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions specified in Section 7.2(a), (b) and (c) have been satisfied.

             (e) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transaction contemplated hereby.

                                  ARTICLE VIII
                                   TERMINATION

       8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

             (a) By written consent of each of the Selling Shareholders and the Purchaser;

             (b) By any of the Purchaser or the Selling Shareholders if the Closing shall not have occurred on or before September 15, 2003 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and

             (c) By any of the Selling Shareholders or the Purchaser if a condition to its obligation to close set forth in Article VII cannot be satisfied prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1 (c) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure to satisfy a closing condition set forth in Article VII prior to the Outside Date.

       8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, no Party shall have any liability or any further obligation to any other Party, except as provided in this Section 8.2. Nothing herein shall release, or be construed as releasing, any Party hereto from any liability or damage to any other Party hereto arising out of the breaching party's breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 10.2, 10.3, 10.5 and this Section 8.2 shall survive any termination of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

       9.1   Indemnification by the Selling Shareholders.

             (a) From and after the Closing, subject to the further provisions of this Article IX, the Selling Shareholders shall severally indemnify, defend and hold the Purchaser, its Affiliates and their respective directors, officers, representatives, employees, agents, successors and permitted assigns, harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (i) any matter inconsistent with, or any breach of, the representations and/or warranties made by any of the Selling Shareholders in any Transaction Document; and/or (ii) the failure of performance (in whole or in part) by the Selling Shareholders of any of their covenants, obligations or agreements contained in any Transaction Document.

             (b) Notwithstanding anything contained in Section 9.1(a), the maximum liability of each Selling Shareholder shall not exceed twenty five percent (25%) of the Purchase Price paid to each such Selling Shareholder.

       9.2 Indemnification by the Purchaser. From and after the Closing, subject to the further provisions of this Article IX, the Purchaser shall indemnify, defend and hold the Selling Shareholders and its directors, officers, representatives, employees, agents and successors harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Purchaser in any Transaction Document; and/or (b) any breach or failure of performance (in whole or in part) by the Purchaser of any obligation, covenant or agreement contained in any Transaction Document.

       9.3   Notice of Claim; Right to Participate in and Defend Third Party
Claim.

             (a) If any indemnified party receives notice of any Action in respect of which indemnification may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnification under this Agreement, then the indemnified party (the "Beneficiary") promptly shall provide the indemnifying party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known; provided, however, that if such claim is under Section 9.1 or 9.2, notice of the Third Party Claim must be delivered prior to the expiration of the representation or warranty as described in Section 9.5 of this Agreement. The failure by the Beneficiary to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article IX, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

             (b) The indemnifying party shall have the right, at its option and expense, to participate in the defence of such Third Party Claim, but not to control the defence, negotiation or settlement thereof (which control shall at all times rest with the Beneficiary), unless the indemnifying party has a defence or counterclaim in relation to such Third Party Claim which the Beneficiary is not entitled to assert (to the extent necessary to assert and maintain such defence or counterclaim), and the indemnifying party furnishes satisfactory evidence of its financial ability to indemnify the Beneficiary, in which case the indemnifying party may assume such control through counsel of its choice (which counsel shall be satisfactory to the Beneficiary) at its own expense; provided that the Beneficiary shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defence, negotiation or settlement of such Third Party Claim.

             (c) If the indemnifying party does not assume control of the defence of such Third Party Claim, the entire defence, negotiation or settlement of such Third Party Claim by the Beneficiary shall be deemed to have been consented to by, and shall be binding upon, the indemnifying party as fully as though the indemnifying party alone had assumed the defence thereof and a judgement had been entered in such Third Party Claim in respect of such settlement or judgement.

             (d) If the indemnifying party does assume control of the defence of such Third Party Claim, it shall not, without the prior written consent of the Beneficiary, settle such Third Party Claim or consent to entry of any judgement relating thereto which does not include as an unconditional term the giving by the claimant to the Beneficiary a release from all liability in respect of such Third Party Claim.

             (e) The parties to this Agreement agree to cooperate fully with each other in connection with the defence, negotiation or settlement of any such Third Party Claim.

       9.4 Notice of Non-Third Party Claims. Any indemnifiable claim under this Agreement that is not a Third Party Claim must, in order to be valid and effective hereunder, be asserted by the indemnified party by prompt delivery of written notice thereof to the indemnifying party, provided that if such claim is under Section 9.1(a) or 9.2(a), it must be delivered prior to the expiration of the pertinent representation or warranty as provided in Section 9.5 of this Agreement.

       9.5   Survival of Representations and Warranties.

       (a) All the representations and warranties contained in this Agreement, except the representations and warranties of the Selling Shareholders in respect of title to the Sale ADRs shall survive until the date one (1) year following the Closing Date. No claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties can be made after such date (irrespective of whether the breach or inconsistency was found during such period).

       (b) The representations and warranties of the Selling Shareholders contained in Section 4.1 shall survive indefinitely and any claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties may be made at any time.

       9.6 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

       9.7 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article IX, the indemnifying party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Damages to which such payment relates. Without limiting the generality of the preceding sentence, any indemnified party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the indemnifying party, any instrument reasonably necessary to evidence such subrogation rights.

                                    ARTICLE X
                                  MISCELLANEOUS

       10.1 Amendments; No Waiver. Neither this Agreement nor any provision hereof shall be amended or modified in any manner except by an instrument in writing which refers to this Agreement and is executed by each of the parties hereto. Any waiver by any Party of any breach of, or failure to comply with or failure to enforce at any time, any of the provisions of this Agreement shall be binding on such Party only if evidenced in writing and signed by each of the parties hereto and shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision of this Agreement pursuant to the terms hereof.

       10.2 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a Party at its address set forth below:

       If to the Purchaser, to:

             Address:    1000 Commerce Drive,
                         Suite 200, Pittsburgh, PA 15275, USA

                         Facsimile: +1-412-494-9272
                         Attention: Mr. Sunil Wadhwani

       If to IS, to:

             Address:    1442, Reliez Valley Road,
                         Lafayette, CA 94549, USA

                         Facsimile: __________
                         Attention: Inder Singh

       If to LH, to:

             Address:    9701, E. Happy Valley Road
                         #8, Scottsdale, AZ 85255, USA

                         Facsimile: + 1-480-538 8430
                         Attention: Luke Helms

       If to the Company, to:

             Address:    93/A, 4/th/ B Cross,
                         5/th/ Block, Industrial Area,
                         Koramangala, Bangalore 560 095,
                         Karnataka, India

                         Facsimile: + 91-80-552 7594
                         Attention: Company Secretary

or to such other address as the Party to whom such notice is to be given shall have last notified the Party giving the notice in the manner provided in this
Section 10.2. Any notice delivered to the Party to whom it is addressed in the manner provided in this Section 10.2 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

       10.3 Dispute Resolution. Any dispute or difference or claim arising out of or in connection with this Agreement including the construction, validity, performance or breach thereof (a "Dispute"), which the parties cannot settle by mutual discussions shall be referred to final and binding arbitration before a panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall take place in Allegheny County, Pennsylvania. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, and other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitrations proceedings and awards. The award of the arbitrators shall be enforceable under any applicable Law. The arbitrators may award damages and/or injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Nothwithstanding the above, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction pending final determination of a claim through arbitration in accordance with this paragraph. If proper notice has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

       10.4 Severability. Each Article, Section, paragraph and clause of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted by mutual consultation and agreement of the parties hereto a provision of similar import reflecting the original intent of the parties to the extent permissible under Law.

       10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

       10.6 Assignment. No party hereto shall assign this Agreement or any rights and/or obligations hereunder to any Person, provided, however, that the Purchaser may assign this Agreement or any rights and/or obligations under this Agreement to any Affiliate of the Purchaser.

       10.7 Expenses. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of the Transaction Documents, and the transactions contemplated hereby and thereby.

       10.8 Entire Agreement. This Agreement, together with its Exhibit and Schedules and the other Transaction Documents constitutes the entire agreement reached between the parties to this Agreement with respect to the transactions contemplated by this Agreement and may not be amended or modified except pursuant to Section 10.1 of this Agreement. Any and all previous agreements and understandings between the parties regarding the subject matter of this Agreement, whether written or oral, are superseded, cancelled and terminated by this Agreement.

       10.9 Benefit of Agreement. Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any Person who is not a party to this Agreement any right, remedy or claim under or by reason of this Agreement or any part hereof.

       10.10 Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first hereinabove written.

                                       INDER SINGH

                                       ____________________


                                       LUKE HELMS

                                       ____________________


                                       QUINTANT SERVICES LIMITED

                                       By: ____________________
                                           Name: ______________
                                           Title: _____________

                                       iGATE CORPORATION

                                       By: ____________________
                                           Name: ______________
                                           Title: _____________